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                                                                     EXHIBIT 99

                         PEN-TAB SAFE HARBOR STATEMENT

  Information provided by the Company may contain certain forward-looking information, which, as defined by the Private Securities Litigation Reform Act of 1995 (the "Act"), may relate to such matters as sales, income, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization rations, internal growth rates, future economic performance, management's plans and objectives for future operations or the assumptions relating to any of the forward-looking information. This Safe Harbor Statement is being made pursuant to the Act and with the intention of obtaining the benefits of the so-called "safe harbor" provisions of the Act. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, the following:

  Retail Economy. The Company's business depends on the strength of the retail economies primarily in the U.S. and to a lesser extent in Canada by such factors as consumer demand, the condition of the retail industry, currency exchange rates and weather conditions. Recently, the retail industry has been characterized by intense competition and consolidation.

  Nature of the Marketplace. The Company competes with numerous other manufacturers and distributors, many of which are large and well-established. In addition, the Company's principal customers are volume purchasers, many of which are much larger than the Company and have significant bargaining power. The combination of these market influences creates a very competitive marketplace, resulting in difficulty in raising prices and the need to provide superior services to the customers. These competitive pressures increase the risk of losing substantial customers.

  Growth by Acquisition. The acquisition of companies is one of the foundations of the Company's growth strategy. The Company's ability to make strategic acquisitions at reasonable prices and to integrate the acquired businesses within a reasonable period of time are important factors in the Company's future earnings growth potential.